Exhibit 99.1

Berkshire and BNSF Close Merger and Berkshire Reports Final Election Results

OMAHA, Neb.—(BUSINESS WIRE)—Berkshire Hathaway Inc. (NYSE: BRK.A; BRK.B):

Berkshire Hathaway Inc. (“Berkshire”) today announced the closing of the merger of Burlington Northern Santa Fe Corporation (“BNSF”) with and into a subsidiary of Berkshire. Berkshire also announced the final results for the merger consideration elections made by BNSF shareholders.

The exchange agent for the merger, Wells Fargo Shareowner Services, has calculated that of the 264,507,424 shares of BNSF common stock outstanding as of the effective time of the merger (which excludes shares of BNSF common stock owned by Berkshire and its subsidiaries, all of which were canceled without payment at the effective time), cash elections were made with respect to 108,054,170 shares, or 40.85%, and stock elections were made with respect to 114,692,846, or 43.36%. “No election” was made, or deemed to have been made, with respect to the remaining shares.

Based on the election results and the terms of the merger agreement:

•	for all BNSF shares for which cash elections were made, shareholders will receive cash;

•	for all BNSF shares for which “no election” was made, or deemed to have been made, shareholders will receive cash; and

•	for all BNSF shares for which stock elections were made, shareholders will receive approximately 92.25% of their consideration in Berkshire stock and the remainder in cash.

In the aggregate, Berkshire will pay approximately $15.87 billion in cash and issue approximately 80,932 shares of Berkshire Class A Common Stock and approximately 21 million shares of Berkshire Class B Common Stock pursuant to the merger.

About Berkshire

Berkshire and its subsidiaries engage in diverse business activities including property and casualty insurance and reinsurance, utilities and energy, freight rail transportation, finance, manufacturing, retailing and services.

Contacts

Berkshire Hathaway Inc.

Marc D. Hamburg, 402-346-1400